Exhibit 99.1

News Release	Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087-5283 www.airgas.com

Media Contact:	Investor Contact:
Jay Worley (610) 902-6206	Barry Strzelec (610) 902-6256
jay.worley@airgas.com	barry.strzelec@airgas.com
For release:      Immediately
Airgas Names Ellen C. Wolf to Board of Directors
RADNOR, PA – November 11, 2008 – Airgas, Inc. (NYSE: ARG) today announced that its Board of Directors has elected Ellen C. Wolf, senior vice president and chief financial officer of American Water (NYSE: AWK), to fill the vacancy created by the untimely passing of Director William O. Albertini in June, 2008. Wolf has also been appointed to serve as a member of the Audit Committee, replacing W. Thacher Brown, who had been appointed to the Audit Committee in the wake of Albertini’s passing. Wolf’s term begins immediately and will expire at the 2009 Annual Meeting.
“We are very pleased to welcome Ellen Wolf to the Board of Directors,” said Airgas Chairman and Chief Executive Officer Peter McCausland. “Her experience as a public company chief financial officer will complement the expertise of our other Board members. We look forward to her contributions to the Board and to the Audit Committee.”
Wolf originally joined American Water, the largest investor-owned U.S. water and wastewater utility company based in Voorhees, NJ, in May 1999, as vice president and chief financial officer. Prior to her return to American Water in March of 2006 as the company’s senior vice president and chief financial officer, Wolf served from 2003 to 2006 as senior vice president and chief financial officer for USEC, Inc. (NYSE: USU), the Bethesda, MD-based global energy company, and as vice president-treasurer for Bell Atlantic Corporation from 1995 to 1999. Wolf began her career with Bell Atlantic in 1987 as director — financial reporting and served in various financial positions including vice president — finance and planning and chief financial officer for Bell Atlantic Mobile, 1994 to 1995, and executive director — strategic planning and business development for Bell Atlantic Enterprises International, 1991 to 1994. Prior to joining Bell Atlantic, Wolf worked for Deloitte Haskins and Sells.

About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is the largest U.S. distributor of industrial, medical, and specialty gases, and hardgoods, such as welding equipment and supplies. Airgas is also one of the largest U.S. distributors of safety products, the largest U.S. producer of nitrous oxide and dry ice, the largest liquid carbon dioxide producer in the Southeast, and a leading distributor of process chemicals, refrigerants, and ammonia products. More than 14,000 employees work in over 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also distributes its products and services through eBusiness, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit www.airgas.com.
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